Exhibit 16.1

October 8, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the section under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” on page 71 of the Registration Statement on Form S-1 dated September 26, 2012, of AutoGenomics, Inc. and are in agreement with the statements contained in the first and second paragraph (including each of the three bullet points under the second paragraph) therein. We have no basis to agree or disagree with the statements made in the third and fourth paragraphs of the Registration Statement contained under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” on page 71.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included in the second paragraph on page 71 therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the registrant’s 2009 financial statements.

In addition, we have no basis to agree or disagree with other statements of the registrant contained within the above referenced filing.

/s/ Ernst & Young LLP